Business Lease

This agreement, entered into this 31 day of January 1997 between John A. Roschman, hereinafter called the lessor, party of the first part, and Optical Concepts of America located at 2898 N. University Drive Suite 48 Coral Springs, FL 33065 of the County of Broward and State of Florida hereinafter called the lessee or tenant, party of the second part:

Witnesseth. That said lessor does this day lease unto said lessee, and said lessee does hereby hire and take as tenant under said lessor Space Number 5667 NW 29th AVENUE situated in Margate, Florida, to be used and occupied by the lessee as office and storage space, optical laboratory and distribution of eye related products and for no other purposes or uses for the term of Sixty Three months beginning on the (SEE ADDENDUM) day of, 1997, and payable as follows:

(SEE ADDENDUM)

all payments to be made to the lessor on the first day of each and every month in advance without demand at the office of Roschman Enterprises in the city of Margate, or at such other place and to such other person, as the lessor may from time to time designate in writing.

The following express stipulations and conditions are made a part of the lease and are hereby assented to by the lessee:

FIRST: The lessee shall not assign this lease, nor sub-let the premises, or any part thereof nor use the same, or any part thereof, nor permit the same, or any part thereof, to be used for any other purpose than as above stipulated, nor make any alterations therein, and all additions thereto, without the written consent of the lessor, which shall not be unreasonably withheld, and all additions, fixtures or improvements which may be made be lessee, except moveable office furniture, shall become the property of the lessor and remain upon the premises as a part thereof, and be surrendered with the premises at the termination of this lease.

SECOND: All personal property placed or moved in the premises above described shall be at the risk of the lessee or owner thereof, and lessor shall not be liable for any damage to said personnel property, or to the lessee arising from the bursting or leaking of water pipes, or from any act of negligence of any co-tenant of occupants of the building or of any other person whomsoever.

THIRD: That the tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government and of any and all their Departments and Bureaus applicable to said premises, for the prevention and abatement of nuisances or other grievances, in upon, or connected with said premises during said term; and shall also promptly comply with all rules, orders and regulations of the Southeastern Underwriters Association for the prevention of fires. Landlord stipulates that the premises are suitable and zoned for the purposes intended by the tenant:
Landlord further stipulates that there are no known defects, code violations or violations of any local, county, state or federal law, act, ordinance or regulation including but not limited to ADA and any hazardous waste or materials law.

FOURTH: In the event the premises shall be destroyed or so damaged or injured by fire or other casualty during the life of this agreement, whereby the same shall be rendered untenantable, then the lessor shall have the right to render said premises tenantable by repairs within ninety days therefrom. If said premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this lease, and in the event of such cancellation the rent shall be paid only to the date of such fire or casualty, the cancellation herein mentioned shall be evidenced in writing.

FIFTH: The prompt payment of the rent for said premises upon the dates named, and the faithful observance of the term and conditions of this lease.

SIXTH: If the lessee shall abandon or vacate said premises before the end of the term of this lease, or shall suffer the rent to be in arrears and at least fourteen (14) days after tenant's receipt of notification of arrears and demand for payment, the lessor may, at his option, forthwith cancel this lease or he may enter said premises as the agent of the lessee, by force or otherwise, without being liable in any way therefor, and re-let the premises with or without any furniture that may be therein, as the agent of the lessee, at such a price and upon such terms and for such duration of time as the lessor may determine, and receive the rent therefor, applying the same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by the lessor over and above the expenses to lessor in such re-letting, the said lessee shall pay any deficiency, and if more than the full rental is realized lessor will pay over to said lessee the excess of demand.

SEVENTH: Lessee agrees to pay the cost of collection and ten per cent attorneys fee on any part of said rental that may be collected by suit or by attorney, after the same is past due.

EIGHTH: The lessee agrees that he will pay all charges for rent, gas, electricity or other illumination, and for all water used on said premises, and should said charges for rent, light or water herein provided for at any time remain due and unpaid for the space for fourteen (14) days after the same shall have become due, the lessor may at its option consider the said lessee at sufferance and immediately re-enter upon said premises and the entire rent for the rental period then next ensuing shall at once be due and payable and may forthwith be collected by distress or otherwise. Landlord represents and warrants that air-conditioning and heat is in good and proper working order and is adequate for the needs of the tenant. Tenant shall pay the cost of hiring a maintenance company to service the HVAC system. Landlord responsible any and all repairs and replacements.

NINETH: In the event of a uncured event the said lessee hereby pledges and assigns to lessor all the furniture, fixtures, goods and chattels of said lessee, which shall or may be brought or put on said premises as security for the payment of the rent herein reserved, and the lessee agrees that the said lien may be enforced be distress foreclosure or otherwise at the execution of the said lessor, and does hereby agree to pay attorneys fees of ten per cent of the amount so collected or found to be due, together with all costs and charges therefore incurred or paid by the lessor.

TENTH: The lessor, or any of his agents, shall have the might to enter said premises during usual and customary business hours, providing tenant reasonable notice, except in the event of a bonafide emergency, to examine the same to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort, or preservation therefore, or of said building or to exhibit said premises, and to put or keep upon the doors or windows thereof a notice "FOR RENT' at any time within thirty (30) days before the expiration of this lease. The right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions, which do not conform to this agreement of to the rules and regulations of the building.

ELEVENTH: Lessee hereby accepts the premises in the condition they are at the beginning of this lease and agrees to maintain said premises in the same condition, order and repair as they are at the commencement of said term, excepting only reasonable wear and team arising from the use thereof under this agreement, and to make good to said lessor immediately upon demand any damage to water apparatus, or electric lights or any fixture, appliances or appurtenances of said premises, or of the building, caused by any act or neglect of lessee, of any person or persons in the employ or under the control of the lessee.

building, caused by any act or neglect of lessee, of any person or persons in the employ or under the control of the lessee.

TWELFTH: It is expressly agreed and understood by an between the parties to this agreement, that the landlord shall not be liable for any damage or injury by water, which may be sustained by the said tenant or other person or for any other damage or injury resulting from the carelessness, negligence, or improper conduct on the part of any other tenant or agents, or by reason of the breakage, leakage, or obstruction of the water, sewer or other leakage in or about the said building.

THIRTEENTH: COPY TO COME

FOURTEENTH: This contract shall bind the lessor and its assigns or successors, and the heirs, assigns, administrators, legal representatives, executors or successors as the ease may be, of the lessee.

FIFTHTEENTH: It is understood and agreed between the parties hereto that time is of the essence of this contract and this applies to all terms and conditions contained herein.

SIXTEENTH: It is understood and agreed between the parties hereto that written notice mailed via certified mail, return receipt requested, or via Federal Express or similar overnight mail delivery service with a signed and documented evidence of receipt by the appropriate recipient, delivered to the premises shall constitute sufficient notice to the lessee and written notice mailed or delivered in a similar manner to the office of the lessor shall constitute sufficient notice to the Lessor, to comply with the terms of this contract.

SEVENTEENTH: The rights of the lessor under the foregoing shall be cumulative, and failure on the part of the lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.

EIGHTEENTH: It is further understood an agreed between the parties hereto that any charges against the lessee by the lessor for services or for work done on the premises by order of the lessee or otherwise accruing under this contract shall be considered as rent due and shall be included in any lien for rent due and unpaid.

NINETEENTH: It is hereby understood and agreed that any signs or advertising to be used, including awnings, in connection with the premises leased hereunder shall be first submitted to the lessor for approval before installation.

TWENTETH: COVENANTS OF LESSEE:
The lessee, for and in consideration of this lease and the agreements, promises, covenants of the Lessor as herein set forth and contained, promises and agrees as follows:

 (A) Insurance At its expense to procure and maintain in force during time full term of this lease a policy of comprehensive general liability insurance in a company acceptable to the lessor insuring against damages for the death or personal injury of persons or damage or destruction of and to the property of others, with $1,000,000 limit of liability, and the loss payable clause of said policy so maintained by the lessee shall name both the Lessor and the Lessee as their interests may appear.

(B) PUBLIC LIABILITY    The Lessee agrees that it will indemnify and save
    harmless the lessor from and against any and all claims, suits, actions, and damages for any personal injury, loss of life, or damage to property of others specifically due to any action solely on the part of the tenant sustained in, on, or about the demised premises; provided, however, that this provision shall not prevent the Lessee from legitimately defending any suit or claim which may be brought against the Lessee or the Lessor or both.


(C) At the termination of the term of this lease, or in the event this lease is terminated for any other reason than the lapse of time, the Lessee shall surrender and deliver up to the Lessor the demised premises in good repair and condition, damage by fire or other casualty and reasonable wear and tear and natural deterioration excepted.

(D) The Lessee shall not suffer or permit any mechanics lien or other encumbrance to be filed against the Lessor's fee simple title to the demised premises nor against the Lessee's leasehold interest in said premises.

(E) The Lessee shall not permit the use of the demised premises of any portion of the common area in any manner which shall constitute a nuisance or a hazard. Lessee shall at all times keep the demised premises and adjoining areas subject to Lessee's control in a clean and neat condition, free of any trash, garbage, rubbish and vermin.

IN WITNESS HEREOF, the parties hereto have hereunto executed this instrument for the purpose herein expressed, the day and year above written,

Signed, Sealed and delivered
in the presence of:                                      LESSOR

                                                         /s/ JOHN A. ROSCHMAN
                                                         --------------------
/s/ ILLEGIBLE                                            JOHN A. ROSCHMAN
--------------
AS TO LESSOR


/s/ ILLEGIBLE                                           LESSEE
--------------
AS TO LESSEE
                                                         /s/ Jan Kaplan
                                                         --------------------
                                                         Jan Kaplan, President

                                    ADDENDUM


I. LANDLORDS WORK-- Lessor shall construct "turnkey" premises in specification with a plan which shall be mutually accepted and signed off on by both parties, and be attached to and made a part of this lease labeled: Exhibit "A". Landlord at its sole cost and expense shall provide for the construction indicated on plan which shall include: Architectural and working drawings, Full construction of premises and tenant finishes to including painting and carpeting.



2. LEASE COMMENCEMENT--The Commencement of this lease agreement shall be within one week of issuance of a Certificate of Occupancy by the city of Margate after completion of "Landlords Work".


3.  RENT SCHEDULE:

          MONTHS 0-3                FREE
          MONTHS 4-l2               $2,000.00 PER MONTH
          MONTHS 13-24              $3,900.00 PER MONTH
          MONTHS 25-36              $4,100.00 PER MONTH
          MONTHS 37-48              $4,300.00 PER MONTH
          MONTHS 49-63              $4,525.00 PER MONTH


4. OPTION TO RENEW--Landlord Grants Lessee Two (2) Five (5) Year Options to renew this lease. The Rental Rate of each option period shall be The previous periods rent increased by 5%. A 5% yearly escalation shall apply to each year during the option period.


5. DEPOSIT--Upon execution of the lease agreement Lessee shall deposit $10,711.38 which will represent 1st months rent, Last months rent and One (1) months security. Tenant shall post security deposit with the understanding that landlord shall provide an acceptable plan labeled Exhibit 'A' which will illustrate the construction to take place in the premises. Should the Landlord not provide the exhibit within 30 days of the lease signing tenant shall be entitled to a full refund of the deposit within Two (2) working days, and this lease agreement shall be null and void.